SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13G

(Amendment No. 2) *

ZION OIL & GAS INC

(Name of Issuer)

Common Stock

(Title of Class of Securities)

989696109

(CUSIP Number)

December 31, 2008

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[X] Rule 13d-1(d)

*The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 989696109

1.  NAME OF REPORTING PERSONS
 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Glen H. Perry

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [_]
(b) [  ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
SOLE VOTING POWER

431,000

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

431,000

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

431,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

4.1%

12. TYPE OF REPORTING PERSON

IN

CUSIP No. 989696109

1. NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Philip Mandelker

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [_]
(b) [  ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
SOLE VOTING POWER

499,083 (1)(2)

6. SHARED VOTING POWER

3500 (1)

7. SOLE DISPOSITIVE POWER

99,083

8. SHARED DISPOSITIVE POWER

435,000(1)(2)

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

502531 (1)(2)

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

4.8%

12. TYPE OF REPORTING PERSON

IN

(1) Includes 1,500 shares held indirectly by Mr. Mandelker for the benefit of his spouse, Edna Mandelker; 1,000 shares held indirectly by Mr. Mandelker for the benefit of his child, Inbal Mandelker and 1,000 shares held indirectly by Mr. Mandelker for the benefit of his child, Nir Mandelker.
(2)Includes 400,000 shares held by the Philip Mandelker Irrevocable Trust of which Mr. Mandelker is the beneficiary.

CUSIP No. 989696109

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Donald E. & Ivy M. Green TTEE Revocable Living Trust

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [_]

(b) [  ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
SOLE VOTING POWER

156,482

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

156,482

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

156,482

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

1.5%

12. TYPE OF REPORTING PERSON

OO

CUSIP No. 989696109

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Elisha Roih

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [_]

(b) [  ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Israel

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
SOLE VOTING POWER

100,000

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

100,000

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

100,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.9%

12. TYPE OF REPORTING PERSON

IN

CUSIP No. 989696109

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Joan Brown

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [_]

(b) [  ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
SOLE VOTING POWER

100,000

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

0

8. SHARED DISPOSITIVE POWER

100,000

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

100,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.9%

12. TYPE OF REPORTING PERSON

IN

CUSIP No. 989696109

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Robert E. Johnson, Independent Executor of Edwin L. Johnson's Last Will and Testament

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [_]

(b) [  ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
SOLE VOTING POWER

0

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

0

8. SHARED DISPOSITIVE POWER

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.0%

12. TYPE OF REPORTING PERSON

IN

(1) The reporting person disposed of all shares that were previously subject to the Shareholders and Voting Agreement with John . The Schedule 13G is being joined and filed by the reporting person solely for the purpose of reporting his exit from the group.

CUSIP No. 989696109

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Norman Ingram

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [_]

(b) [  ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
SOLE VOTING POWER

50,000 (1)

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

0

8. SHARED DISPOSITIVE POWER

50,000 (1)

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

50,000 (1)

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.47%

12. TYPE OF REPORTING PERSON

IN

(1)  These shares are co-owned with spouse.

CUSIP No. 989696109

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Rosemary Ingram

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [_]

(b) [  ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
SOLE VOTING POWER

50,000 (1)

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

0

8. SHARED DISPOSITIVE POWER

50,000 (1)

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

50,000 (1)

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.47%

12. TYPE OF REPORTING PERSON

IN

(1)  These shares are co-owned with spouse

CUSIP No. 989696109

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Carol Joan Skarvi Trust

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [_]

(b) [  ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
SOLE VOTING POWER

50,000

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

50,000

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

50,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.47%

12. TYPE OF REPORTING PERSON

IN

CUSIP No. 989696109

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Robert Jarvis

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [_]

(b) [  ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
SOLE VOTING POWER

5,700

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

5,700

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,700

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.0%

12. TYPE OF REPORTING PERSON

IN

CUSIP No. 989696109

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Mark Brown

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [_]

(b) [  ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
SOLE VOTING POWER

35,000

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

35,000

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

35,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.3%

12. TYPE OF REPORTING PERSON

IN

CUSIP No. 989696109

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Darwin K. Pratt

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [_]

(b) [  ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
SOLE VOTING POWER

86,833

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

86,833

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

86,833

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.8%

12. TYPE OF REPORTING PERSON

IN

CUSIP No. 989696109

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Eugene Soltero

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [_]

(b) [  ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
SOLE VOTING POWER

435,081

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

435,081

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

435,081

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

4.1%

12. TYPE OF REPORTING PERSON

IN

CUSIP No. 989696109

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

David Patir

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [_]

(b) [  ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
SOLE VOTING POWER

5,000

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

5,000

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.0%

12. TYPE OF REPORTING PERSON

IN

CUSIP No. 989696109

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Peter Donlin

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [_]

(b) [  ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
SOLE VOTING POWER

5,000

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

5,000

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.0%

12. TYPE OF REPORTING PERSON

IN

CUSIP No. 989696109

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Dorothy Wolfe

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [_]

(b) [  ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
SOLE VOTING POWER

5,000

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

5,000

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.0%

12. TYPE OF REPORTING PERSON

IN

CUSIP No. 989696109

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Horst Witt

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [_]

(b) [  ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
SOLE VOTING POWER

5,000 (1)

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

0

8. SHARED DISPOSITIVE POWER

5,000 (1)

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,000 (1)

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.0%

12. TYPE OF REPORTING PERSON

IN

(1)  These shares are co-owned with spouse.

CUSIP No. 989696109

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Gerda Witt

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [_]

(b) [  ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
SOLE VOTING POWER

5,000 (1)

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

0

8. SHARED DISPOSITIVE POWER

5,000 (1)

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,000 (1)

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.0%

12. TYPE OF REPORTING PERSON

IN

(1)  These shares are co-owned with spouse.

CUSIP No. 989696109

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Jim Duncan

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [_]

(b) [  ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
SOLE VOTING POWER

5,000

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

5,000

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.0%

12. TYPE OF REPORTING PERSON

IN

CUSIP No. 989696109

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Ursula Veselka

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [_]

(b) [  ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Canadian

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
SOLE VOTING POWER

5,000

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

5,000

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.0%

12. TYPE OF REPORTING PERSON

IN

CUSIP No. 989696109

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Dr. Eliezer Kashai

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [_]

(b) [  ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Israel

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
SOLE VOTING POWER

24,200

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

24,200

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

24,200

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.2%

12. TYPE OF REPORTING PERSON

IN

CUSIP No. 989696109

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

David Halperin

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [_]

(b) [  ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Israel

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
SOLE VOTING POWER

25,000

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

25,000

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

25,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.2%

12. TYPE OF REPORTING PERSON

IN

CUSIP No. 989696109

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Irith Rappaport

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [_]

(b) [  ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Israel

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
SOLE VOTING POWER

45,000

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

45,000

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

45,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.4%

12. TYPE OF REPORTING PERSON

IN

CUSIP No. 989696109

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Roger Pratt

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [  ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
SOLE VOTING POWER

0

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

0

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.0%

12. TYPE OF REPORTING PERSON

IN

(1) The reporting person disposed of all shares that were subject to the Shareholders and Voting Agreement previously with John Brown. The Schedule 13G is being joined and filed by the reporting person solely for the purpose of reporting her exit from the group.

CUSIP No. 989696109

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Judy Pratt

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [_]

(b) [  ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
SOLE VOTING POWER

0

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

0

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.0%

12. TYPE OF REPORTING PERSON

IN

(1) The reporting person disposed of all shares that were subject to the Shareholders and Voting Agreement previously with John Brown. The Schedule 13G is being joined and filed by the reporting person solely for the purpose of reporting her exit from the group.

CUSIP No. 989696109

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

William Avery

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [_]

(b) [  ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
SOLE VOTING POWER

241,334 (1)(2)

6. SHARED VOTING POWER

12,000 (1)

7. SOLE DISPOSITIVE POWER

229,334 (1)(2)

8. SHARED DISPOSITIVE POWER

12,000(1)

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

241,334 (1)(2)

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

2.3%

12. TYPE OF REPORTING PERSON

IN

(1)  Shares held indirectly by Mr. Avery with investment & voting power by general power of attorney from Mr. Avery's mother.

(2) Includes shares held indirectly by Mr. Avery with investment & voting power by general power of attorney from Mr. Avery's mother.

CUSIP No. 989696109

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Philip Mandelker Irrevocable Trust

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [_]

(b) [  ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
SOLE VOTING POWER

400,000 (1)

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

0

8. SHARED DISPOSITIVE POWER

400,000 (1)

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

400,000 (1)

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

3.8%

12. TYPE OF REPORTING PERSON

OO

(1) Shares held by trust for the benefit of Philip Mandelker.

CUSIP No. 989696109

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Nicole Ramdeen

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [_]

(b) [  ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
SOLE VOTING POWER

4,000

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

4,000

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.0%

12. TYPE OF REPORTING PERSON

IN

CUSIP No. 989696109

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Michael Berger

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [_]

(b) [  ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
SOLE VOTING POWER

1,500

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

1,500

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,500

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.0%

12. TYPE OF REPORTING PERSON

IN

CUSIP No. 989696109

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Marsha Coleman

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [_]

(b) [  ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
SOLE VOTING POWER

1,833

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

1,833

8. SHARED DISPOSITIVE POWER

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,833

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.0%

12. TYPE OF REPORTING PERSON

IN

CUSIP No. 989696109

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

ESOP Trust Company FBO Richard Rinberg

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Israel

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
SOLE VOTING POWER

0

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

0

8. SHARED DISPOSITIVE POWER

200,000 (1)

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

200,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

1.9%

12. TYPE OF REPORTING PERSON

OO

(1) Shares held by ESOP Trust Company for the benefit of Richard Rinberg.

CUSIP No. 989696109

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Richard Rinberg

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Israel

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
SOLE VOTING POWER

351,833 (1)(2)

6. SHARED VOTING POWER

10,000(1)

7. SOLE DISPOSITIVE POWER

141,833

8. SHARED DISPOSITIVE POWER

210,000(1)(2)

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

351,833(1)(2)

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

3.3%

12. TYPE OF REPORTING PERSON

IN

(1) Includes 10,000 shares held indirectly by Richard Rinberg for the benefit of his wife Emma Rinberg.

(2) Includes 200,000 shares held by ESOP Trust Company for the benefit of Richard Rinberg.

CUSIP No. 989696109

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

John Brown

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
SOLE VOTING POWER

736,000 (1)

6. SHARED VOTING POWER

7. SOLE DISPOSITIVE POWER

536,000

8. SHARED DISPOSITIVE POWER

100,000 (2)

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

736,000 (1)

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

6.9%

12. TYPE OF REPORTING PERSON

IN

(1)	Includes 200,000 shares held by ESOP Trust Company for the benefit of Richard Rinberg.

(2)	Shares held indirectly by John Brown for the benefit of his wife Joan Brown.

EXPLANATORY NOTE

This amendment to Schedule 13G is being filed to reflect the expiration as of July 8, 2008 of a voting agreement among the reporting persons pursuant to which Mr. John Brown may have been deemed to beneficially own 3,360,833 shares of the Issuers common stock subject to such voting agreement. As of December 31, 2008, Mr. Brown holds 536,000 shares of common stock and may be deemed to be the beneficial owner of an additional 200,000 shares of common stock held by a trust company for the benefit of Mr. Richard Rinberg, which shares represent, 6.9% of the shares of common stock issued and outstanding as of December 31, 2008.

CUSIP No. 989696109

Item 1(a). Name of Issuer:

ZION OIL & GAS INC.

Item 1(b). Address of Issuer's Principal Executive Offices:

6510 Abrams Road,

Suite 300

Dallas, TX 75231

Item 2(a). Name of Person Filing:

See cover page for respective reporting person

Item 2(b). Address of Principal Business Office, or if None, Residence:

See Exhibit B

Item 2(c). Citizenship:

See cover page for respective reporting person

Item 2(d). Title of Class of Securities:

Common Stock

Item 2(e). CUSIP Number:

989696109

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a) [_] Broker or dealer registered under Section 15 of the Exchange Act.

(b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

(c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d) [_] Investment company registered under Section 8 of the Investment Company Act.

(e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

See cover page for respective reporting person

Item 5. Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [X].

Each of the reporting persons, other than John Brown, has ceased to be the beneficial owner of more than five percent of the Company’s Common Stock.

Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

N/A

Item 8. Identification and Classification of Members of the Group.

If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

Item 9. Notice of Dissolution of Group.

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

Item 10. Certifications.

None

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

/s/ Sandra Green AIF for Glen H. Perry
Glen H. Perry

/s/ Sandra Green AIF for Philip Mandelker
Philip Mandelker

Donald E. & Ivy M. Green TTEE Revocable Living Trust

By:	/s/ Sandra Green AIF for Donald Green
Donald Green, Trustee

By:	/s/ Sandra Green AIF for Ivy Green
Ivy Green, Trustee

/s/ Sandra Green AIF for Elisha Roih
Elisha Roih

/s/ Sandra Green AIF for Joan Brown
Joan Brown

/s/ Sandra Green AIF for Robert E. Johnson, Executor of Edwin L. Johnson's Last Will and Testament
Robert E. Johnson, Executor of Edwin L. Johnson's Last Will and Testament

/s/ Sandra Green AIF for Norman Ingram
Norman Ingram

/s/ Sandra Green AIF for Rosemary Ingram
Rosemary Ingram

Carol Joan Skarvi Trust

By:	/s/ Sandra Green AIF for Joan Skarvi
Carol Joan Skarvi, Trustee

/s/ Sandra Green AIF for Robert Jarvis
Robert Jarvis

/s/ Sandra Green AIF for Mark Brown
Mark Brown

/s/ Sandra Green AIF for Darwin K. Pratt
Darwin K. Pratt

/s/ Sandra Green AIF for Eugene Soltero
Eugene Soltero

/s/ Sandra Green AIF for David Patir
David Patir

/s/ Sandra Green AIF for Peter Donlin
Peter Donlin

/s/ Sandra Green AIF for Dorothy Wolfe
Dorothy Wolfe

/s/ Sandra Green AIF for Jim Duncan
Jim Duncan

/s/ Sandra Green AIF for Ursula Veselka
Ursula Veselka

/s/ Sandra Green AIF For Dr. Eliezer Kashai
Dr. Eliezer Kashai

/s/ Sandra Green AIF for David Halperin
David Halperin

/s/ Sandra Green AIF for Irith Rappaport
Irith Rappaport

/s/ Sandra Green AIF for Roger Pratt
Roger Pratt

/s/ Sandra Green AIF for Judy Pratt
Judy Pratt

/s/ Sandra Green AIF for William Avery
William Avery

Philip Mandelker Irrevocable Trust

By:	/s/ Sandra Green AIF for Jessica Friedman
Jessica Friedman, Trustee

/s/ Sandra Green AIF for Nicole Ramdeen
Nicole Ramdeen

/s/ Sandra Green AIF for Michael Berger
Michael Berger

/s/ Sandra Green AIF for Marsha Coleman
Marsha Coleman

ESOP Trust Company FBO Richard Rinberg

By:	/s/ Sandra Green AIF for Odelia Pollak
Odelia Pollak, Trustee

/s/ Sandra Green AIF for Richard Rinberg
Richard Rinberg

/s/ Sandra Green AIF for John M. Brown
John M. Brown

Exhibit A

Agreement

The undersigned agree that this Schedule 13G, all further amendments thereto, and any Schedule 13D (and all amendments thereto), required to be filed by reporting persons hereunder relating to the Common Stock of ZION OIL & GAS INC. shall be filed on behalf of the undersigned.

ESOP Trust Company FBO Richard Rinberg

By:	/s/ Sandra Green AIF for Odelia Pollak
Odelia Pollak, Trustee

/s/ Sandra Green AIF for Richard Rinberg
Richard Rinberg

/s/ Sandra Green AIF for John M. Brown
John M. Brown

Exhibit B

ESOP Trust Co. FBO Richard Rinberg

Aviv Tower

7 Jabotinsky St.

Ramat Gan, Israel 52520

Richard Rinberg

55 AHAD HA'AM

RA'ANANA, Israel 43210

John Brown

6510 Abrams Road

Suite 300

Dallas, Texas 75231